Exhibit 10(o)
               JAMES RIVER CORPORATION OF VIRGINIA
                         MILES L. MARSH
                  SUPPLEMENTAL RETIREMENT PLAN

     1. Purpose. The Plan is an unfunded deferred compensation arrangement established for the benefit of Miles L. Marsh ("Executive"), one of a select group of management or highly compensated Employees, intended to be excluded from the participation and vesting, funding and fiduciary responsibility provisions of ERISA. The Board has determined that the benefits to be paid to Executive constitute reasonable compensation for the services rendered and to be rendered by such Executive.

  2. Definitions. As used in the Plan, the following terms have the meanings indicated:

          (a) "Actuarial Equivalent" means an amount or benefit equal in value to the aggregate amounts expected to be received under different forms of payment based on assumptions as to the occurrence of future events. The future events to be taken into account are mortality for Executive, mortality for Beneficiaries, and an interest discount for the time value of money. For this Plan, the actuarial assumptions are the same as those defined in the Pension Plan.

          (b) "Beneficiary" means the person or entity who is to receive benefits attributable to the Executive under the Pension Plan after the Executive's death.

                                				E-5

          (c) "Board" means the Board of Directors of the Company.

          (d)  "Cause" means (i) fraud or material
     misappropriation with respect to the business or assets of the Company, (ii) persistent refusal or willful failure of the Executive to perform his duties and responsibilities to the Company, which continues after the Executive receives written notice of such refusal or failure, (iii) willful misconduct that materially harms or has the potential to cause material harm to the Company, (iv) breach of a fiduciary duty, which has a material adverse effect on the Company, (v) conviction of a felony or crime involving moral turpitude, or (vi) the use of drugs or alcohol that interferes materially with the Executive's performance of his duties.

          (e) "Change of Control" means (i) the acquisition by any unrelated person of beneficial ownership (as that term is used for purposes of the Act) of 20% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors. The term "unrelated person" means any person other than (x) the Company and its Subsidiaries,
     (y) an employee benefit plan or trust of the Company or its Subsidiaries, and (z) a person who acquires stock of the Company pursuant to an agreement with the Company that is approved by the Board in advance of the acquisition, unless the acquisition results in a Change of Control pursuant to subsection (ii) below. For purposes of this subsection, a "person" means an individual, entity or group, as that term is used for purposes of the Act; or (ii) any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

          (f) "Code" means the Internal Revenue Code, as amended from time to time, and regulations thereunder.

          (g) "Committee" means the Compensation Committee of the Board of Directors.

          (h)  "Company" means James River Corporation of
     Virginia or any successor by merger or otherwise.

          (i)  "Compensation" means an amount equal to the sum of
     (i) twelve times Executive's monthly salary at the highest rate in effect during the Compensation Period, (ii) cash incentive compensation paid during the Compensation Period (or due and unpaid) under any cash incentive compensation plan in which Executive is then a Participant with respect to an incentive performance period that immediately precedes or ends within the Compensation Period, and (iii) any prorated incentive compensation authorized under the terms of any cash incentive compensation plan in which Executive is then a participant with respect to an incentive performance period that began during the Compensation Period. The term "Compensation" does not include income recognized upon the exercise of any stock option granted by the Company or any subsidiary of the Company, and any contributions for benefits under this Plan or any other plan of deferred compensation maintained by the Company. The term "Compensation" also does not include special allowances, such as amounts paid to Executive during an authorized leave of absence, moving expenses, car expenses, tuition reimbursement, meal allowances, the cost of excess group life insurance income includable in taxable income, and similar items.

          (j) "Compensation Period" means the twelve full months immediately preceding the date of Executive's Retirement.

          (k)  "Effective Date" means December 7, 1995.

          (l)  "ERISA" means the Employee Retirement Income
     Security Act of 1974.

          (m) "Normal Retirement Date" means the first day of the month coinciding with or next following the attainment of age 58.

          (n) "Pension Benefit" in general means the benefit payable to Executive under the Pension Plan in the normal form at his Normal Retirement Date. If the Executive participates in a defined contribution plan maintained by the Company or a subsidiary of the Company, the actuarial equivalent annuity for life that can be purchased with the value in his plan accounts at his Normal Retirement Date attributable to Company contributions and earnings thereon. The benefits payable at his Normal Retirement Date to Executive who has participated in both such types of plan shall be aggregated to determine his Pension Benefit. In computing the benefit offsets pursuant to Section 3(c), if Executive becomes entitled to benefits under this Plan before he is eligible to receive benefits under the Pension Plan, his Pension Benefit means the amount of the benefit that will be payable at the earliest possible date under (i) the Pension Plan, and (ii) the annuitized actuarial equivalent of Executive's benefits (attributed to Company contributions and earnings thereon) under any defined contribution plan in which Executive participated.

          (o) "Pension Plan" means the James River Corporation of Virginia Retirement Plan for Salaried and Other Non-
     Bargaining Unit Employees, as amended and in effect from time to time.

          (p)  "Plan" means the James River Corporation of
     Virginia Miles L. Marsh Supplemental Retirement Plan.

          (q)  "Plan Year" means a calendar year.

          (r) "Preretirement Death Benefit" means an amount, payable to Executive's surviving Spouse pursuant to Section
     7 in the event of Executive's death before his retirement while employed by the Company.

          (s) "Retirement or Retires" means the termination of Executive's employment for reasons other than death or Cause, except as provided in Section 6.

          (t) "Service" means years of employment in years and completed full months with the Company or any subsidiary of the Company.

          (u)  "Spouse" means the person who is the Executive's
     "spouse" as such term is defined in the Pension Plan.

     3.   Benefits at Retirement.

          (a) The Basic Benefit. If Executive Retires and he has completed 10 years of Service, he will be entitled to receive a lifetime annual benefit (payable monthly) beginning on the date of his Retirement that is equal to 50% of his Compensation, subject to the adjustments and offsets as provided in 3(b), (c) and (d).
          (b) Service Adjustment. If at the time of Retirement Executive has completed fewer than 10 years of Service, the amount determined in (a) shall be reduced proportionately to the extent that Executive has less than 10 years Service.

          (c) Benefit Offsets. The amount of the benefit determined under the preceding paragraphs shall be offset by the sum of the amount of (i) Executive's Pension Benefit then payable or payable in the future if Executive is not then eligible for payment of benefits, and (ii) the amount of Executive's Social Security benefit at time of Retirement. If Executive Retires before he is eligible to receive a Social Security benefit, the amount of the Social Security reduction shall be the amount which will become payable at the earliest date when a Social Security benefit could become payable to Executive, as determined by the Committee.

          (d) Form of Benefit Adjustment. If instead of lifetime payments Executive elects to receive the benefit determined under the preceding paragraphs in one of the optional forms of payment permitted under the Pension Plan, the benefit shall further be actuarially reduced in accordance with the factors, methods and assumptions then used under the Pension Plan for determining optional forms of benefit payments.

     4. Benefits for Retirement Before Age 58. If Executive Retires before attaining age 58 and benefits are to commence, the amount determined under Section 3 shall be further adjusted to reflect the earlier payment commencement date and longer period of payment as follows:

          (a) Age 58-53. If Executive's Retirement occurs between the ages of 58 and 53, his benefits will be reduced by 4% for each year by which Executive's age at Retirement is less than 58 and more than 52.

          (b) Prior to Age 53. If Executive's Retirement occurs and his age is less than 53, his benefits will be further reduced (in addition to the reduction pursuant to (a)) by 6% for each year by which the Executive's age at Retirement is less than age 53.

     5.   Benefit Enhancements Upon Change of Control.  If a
Change of Control occurs, the following adjustments and enhancements will apply:

          (a) Benefit Accrual. At Retirement, Executive will be credited with up to an additional two full years of Service if at the time he has less than 10 years of Service.

          (b) Benefit Rate Increase. The Basic Benefit determined under Section 3(a) shall be increased by (i) 5% if Executive Retires at age 57, and (ii) 10% if Executive
     Retires at or after age 58.

          (c) Payment Reduction Factors. If payment of benefits begins before Executive has attained age 58, the reduction factors for early payment set forth in Section 4 shall not apply.

          (d) Lump Sum Payment. The present value of the benefits which Executive would be entitled to receive over time upon his Retirement, as determined under Sections 4 and 5, shall be paid in a lump sum. The determination of the amount of lump sum payment shall be made by the Company's actuaries in accordance with the methods, factors and assumptions used in determining contributions and benefits under the Pension Plan.

     6. Termination of Employment for Cause. If Executive's employment is terminated by the Company for Cause, as determined by the Committee, and a Change of Control has not occurred, Executive's rights under the Plan shall immediately terminate and either Executive or his Spouse shall be entitled to any benefits under the Plan.

     7.   Death Before Retirement/Preretirement Death Benefit.

          (a) If Executive dies before Retirement and while still an employee of the Company, Executive's Spouse shall be entitled to receive a Preretirement Death Benefit beginning with the first day of the month coinciding with or next following the date of the Executive's death. The Preretirement Death Benefit is an annual benefit (payable monthly) equal to 50% of the Basic Benefit (determined under Sections 3(a) and (b), before offsets under 3(c) and (d), and with adjustments and enhancements pursuant to Section 5, if applicable) that would have been payable to Executive had he Retired the day before his death.

          (b) The monthly Preretirement Death Benefit payment will then be reduced by an amount equal to the sum of (i) the surviving Spouse's preretirement monthly benefit when payable under the Pension Plan, (ii) the Spouse's monthly benefit under Social Security, and (iii) the amount of the monthly death benefit payable (or annuitized monthly equivalent of the death benefit if paid in a lump sum) to the Executive's Spouse under any other plan maintained by the Company qualified under Section 401(a) of the Internal Revenue Code in which the Executive participated. If as to the Executive and his Spouse the preretirement death benefit provisions of the Pension Plan do not apply, the Preretirement Death Benefit will be reduced at the time and in the amount equal to the preretirement death benefit under the Pension Plan that would have otherwise been payable to the Spouse if it had applied.

     8. Exclusion from Supplemental Benefit Plan. The benefits provided to Executive and his Spouse under the Plan are in lieu of benefits that might otherwise be available to Executive and his Spouse, or either of them, under the Company's Supplemental Benefit Plan (or any of its component parts), as amended and restated June 1, 1995, or as later amended, and Executive's participation in the Plan and the attendant benefits available to Executive and his Spouse that thereby accrue, constitutes a waiver of all his and his Spouse's rights under the Supplemental Plan.

     9. Lump Sum Payment. The Company reserves the right in its sole discretion to pay in a lump sum the Actuarial Equivalent of any amounts due the Executive (or the Executive's Spouse, as the case may be) under the Plan.

    10.   Administration.
          (a) This Plan shall be administered by the Committee. Subject to the Plan's provisions, the Committee may adopt rules and regulations necessary to carry out the Plan's purposes. The amount of and entitlement to the payment of benefits under, and the general administration of, this Plan with respect to the computation and entitlement to benefits in determining offsets and adjustments shall be determined by the provisions of the Pension Plan, and the rules, regulation and interpretations adopted in administering the Pension Plan. Beneficiary designations made with respect to benefits payable under the Pension Plan shall apply to this Plan unless otherwise specifically designated by the Executive.

          (b) If for any reason a benefit under the Plan is not paid when due, the individual entitled to the benefit may file a written claim with the Committee. If the claim is denied or if no response is received within 90 days (in which case the claim will be deemed to have been denied), the individual may appeal the denial to the Committee within 60 days of the denial. In pursuing an appeal, an individual may request that the Committee review the denial and the individual may review pertinent documents and submit issues and comments in writing. A decision on appeal will be made within 60 days after the appeal is made, unless special circumstances require the Committee to extend the period for another 60 days.

    11. Restrictions and Transfer. Any benefits to which Executive or his Spouse or Beneficiary may become entitled under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance, and any attempt to do so is void. Benefits are not subject to attachment or legal process for the debts, contracts, liabilities, engagements or torts of Executive or his Spouse or Beneficiary. This Plan does not give Executive or his Spouse or Beneficiary any interest, lien, or claim against any specific assets of the Company, and they have only the rights of a general creditor of the Company.

    12. Amendment and Termination. The Board reserves the right to amend or terminate the Plan at any time without the consent of Executive, but no amendment or termination shall deprive Executive or his Spouse of the right to continue to receive payments under Section 4 or 7 once payments have begun. Notwithstanding the foregoing, if a Change of Control occurs, Executive, regardless of age or Service, shall be eligible for benefits under the Plan when such Executive ceases to be an employee, and the Plan may not be terminated and no amendment may be made that would adversely affect the right of Executive or his Spouse to receive a benefit under the Plan.

    13. Method of Payment of Benefits. The Company has the obligation to pay all benefits provided for in the Plan as they become due. Without affecting its obligations to or rights of Executive under the Plan, the Company may establish a grantor trust (within the meaning of Sections 671 through 679 of the Internal Revenue Code) for Executive and deposit funds with the trustee of such trust for investment to provide the benefits to which the Executive (or the Executive's Spouse) may be entitled under the Plan. The funds deposited with the trustee or trustees of any such trust, and the earnings thereon, will be dedicated to the payment of the benefits under the Plan but shall remain subject to the claims of the general creditors of the Company. The expenses of establishing and maintaining such trust shall be paid by the Company. When Executive (or Executive's Spouse) becomes eligible for payment of benefits under the Plan, such benefits will be paid out of the trust fund or funds unless paid directly by the Company.

     14. Construction. This Plan shall be construed in accordance with the laws of the Commonwealth of Virginia. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provision. If a provision of this Plan is not valid, that invalidity does not affect other provisions.